EXHIBIT 99.1
REGISTRANT’S FORM 8-K DATED 4/14/2006

EvergreenBancorp Announces Improved Earnings and Record Growth

SEATTLE, WA — (MARKETWIRE) — 4/14/2006: EvergreenBancorp, Inc. (OTCBB:EVGG) announced a 6.15% improvement in earnings over last year’s first quarter ending at $317.6 thousand, or $0.16 per share, compared to $299.2 thousand in 2005, or $.15 per share. Gerry Hatler, President and CEO said, “This increase in earnings is a continuation of the trend we have seen in the past three quarters. The results for this quarter reflect the growing return on the investments we made in EvergreenBank during 2005 in staff and facilities for its new locations in downtown Seattle and South Lake Union.” Net interest income before provision for loan losses increased 13.78% ending at $2,800.9 thousand compared to $2,461.7 thousand for the same period in 2005. Hatler continued, “The addition of these key people made it possible to grow, and to develop and enhance our bank’s overall product set. We introduced three new products in 2005: a free business checking account, a suite of cash management products, and a new health savings account. EvergreenBank’s nimbleness and agility allowed us to be one of the first banks in the Northwest to provide health savings accounts to the market.”

Hatler said, “One measure we use to determine the efficiency of our bank is our non-interest expense as a percent of assets. We have seen this ratio decline over the past 2 years from 4.40% for the quarter ended March 31, 2004, to 3.86% for the most recent quarter as we have grown assets at a faster rate than the increase in non-interest expense.”

Assets for the quarter grew 28.15% year-over-year ending the quarter at a historically high $268.7 million compared to $209.7 million one year ago. Hatler continued, “We have enjoyed strong growth in all categories of loans for the past nine months. The trend of steady growth in assets has continued since mid-year 2004.” The growth in assets was funded by a 19.85% growth in deposits ending the first quarter at a record $209.5 million compared to $174.8 million in 2005. Asset quality remained strong with non-performing loans at a low .45% of total loans.

Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank is one of the few locally owned, independent community banks left in the Puget Sound region with six offices in Seattle, Bellevue, Lynnwood, and Federal Way. The Bank is an award-winning institution, named in 2005 as one of the “best companies to work for” by Washington CEO magazine, as well as “best-rated bank service” by Consumer Checkbook Magazine.   It offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; health savings accounts; financial planning and investment services; Internet banking; and merchant credit card processing services.

EvergreenBancorp stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. Visit www.evergreenbancorp.com to learn more.

This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions, regulatory changes, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACT:

EvergreenBancorp, Inc.
Bill Filer, Chief Financial Officer, 206-749-7350